Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Petro River Oil Corp on Form S-1 of our report dated August 13, 2014 with respect to our audits of the consolidated financial statements of Petro River Oil Corp. and Subsidiaries as of April 30, 2014 and 2013 and for the year ended April 30, 2014, four-month period from January 1, 2013 to April, 30, 2013 and period from February 2, 2012 (commencement of operations) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, New York
February 2, 2015